     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1997


                                                      REGISTRATION NO. 333-25457

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
             (Exact name of registrant as specified in its charter)
                      ------------------------------------

                    BERMUDA                                        13-3795510
          (State or other jurisdiction                          (I.R.S. Employer
       of incorporation or organization)                      Identification No.)

                                  CEDAR HOUSE
                                41 Cedar Avenue
                             Hamilton HM12, Bermuda
                                 (441) 295-2244
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                              ERIC J. ZAHLER, ESQ.
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 697-1105
(Name, address, including zip code and telephone number, including area code, of agent for service)
                      ------------------------------------

                                With a Copy to:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                              One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000
                      ------------------------------------

    APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 14, 1997


PROSPECTUS
                          500,000 WARRANTS TO PURCHASE

                        2,064,500 SHARES OF COMMON STOCK


                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                          ---------------------------


     This prospectus relates to (i) the resale by the holders thereof of 500,000 warrants (the "Warrants") of Globalstar Telecommunications Limited ("GTL") and
(ii) the issuance of 2,064,500 shares of common stock, $1.00 par value (the "Common Stock"), of GTL that may be acquired upon the exercise of the Warrants (the "Warrant Shares" and, together with the Warrants, the "Securities"). Each Warrant currently entitles the holder thereof to purchase, on or after February 19, 1998, 4.129 Warrant Shares at an exercise price of $34.7875 per share, subject to adjustment in certain circumstances. The Warrants will, unless exercised, automatically expire on February 15, 2004. See "Description of Warrants." The Common Stock is listed on the Nasdaq National Market (the "NNM") under the symbol "GSTRF." On July 11, 1997, the last reported sale price of the
Common Stock on the NNM was $   per share.


     The Warrants are part of the 500,000 units (the "Units") that were originally sold on February 19, 1997, by GTL, Globalstar, L.P. ("Globalstar") and Globalstar Capital Corporation ("Globalstar Capital") to the initial purchasers thereof. Each Unit consists of $1,000 principal amount of 11 3/8% Senior Notes due 2004 (the "Notes") of Globalstar and Globalstar Capital and a Warrant. The Warrants and Notes trade separately commencing on the date hereof.

     The Warrants may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Warrants may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such agents or underwriters involved in the sale of the Warrants and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all the net proceeds from the sale of the Warrants and will pay all underwriting discounts, selling commissions and related fees, if any, applicable to any such sale. GTL is responsible for payment of all other expenses incident to the offer and sale of the Warrants. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Warrants may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of Warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

     The Warrants have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Warrants should confirm the registration thereof under the securities laws of the state in which such transactions occur, or the existence of any exemption from registration.
                          ---------------------------

      PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER "RISK FACTORS." SEE PAGE
3.

                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

           , 1997

                             AVAILABLE INFORMATION

     GTL is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by GTL can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding GTL. The Common Stock is quoted on the NNM, and copies of the reports, proxy statements and other information filed by GTL with the Commission may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     GTL has filed with the Commission a Registration Statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to GTL and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules. The Registration Statement may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed rates.

     Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

     The following documents have been filed by GTL with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this
Prospectus:


          (a) GTL's Annual Report on Form 10-K for the year ended December 31, 1996;



          (b) GTL's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;



          (c) GTL's Proxy Statement relating to the 1997 Annual Meeting of Stockholders;



          (d) GTL's Current Report on Form 8-K, filed on April 15, 1997;



          (e) GTL's Current Report on Form 8-K, filed May 23, 1997;



          (f) GTL's Current Report on Form 8-K, filed June 19, 1997; and



          (g) the description of GTL's Common Stock contained in GTL's Registration Statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.


     All documents filed by GTL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Warrants and the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     GTL will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for copies of these documents should be directed to Globalstar Telecommunications Limited, Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda, Attention: Secretary (Telephone (441) 295-2244).

                           FORWARD-LOOKING STATEMENTS

     The statements contained or incorporated by reference in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. From time to time, GTL, Loral Space & Communications Ltd. ("Loral"), a subsidiary of which is the managing general partner of Globalstar, and Globalstar or their representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by GTL, Loral or Globalstar with the Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of GTL, Loral or Globalstar.

     Management wishes to caution the reader that these forward-looking statements, such as the statements regarding Globalstar's planned timetable for launching and operating the Globalstar System, the extent of the market opportunity for Globalstar's services and products presented by the growing demand for telecommunications services worldwide, its anticipation of enabling local service providers to extend low-cost, high-quality telecommunications services to millions of people, its anticipated future revenues and capital expenditures and other statements contained or incorporated by reference in this Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing Globalstar. Such risks include, but are not limited to, problems related to technical development and launch of the Globalstar System, the competitive environment in which the system will operate, doing business in developing markets, obtaining the necessary financing while being substantially leveraged, obtaining any required U.S. and foreign government authorizations, licenses and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. See "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto incorporated by reference in this Prospectus. Unless otherwise specified or the context otherwise requires, references in this Prospectus to "dollars," "$" and "U.S.$" are to United States dollars.

                                  THE OFFERING

Issuer.....................  Globalstar Telecommunications Limited. GTL acts as a general partner of Globalstar, and GTL's sole asset is its interest in Globalstar. GTL was organized as a Bermuda company on November 23, 1994 and has its principal offices at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda and its telephone number is (441) 295-2244.

Securities Subject
  to the Offering..........  500,000 Warrants and 2,064,500 shares of Common
                             Stock issuable upon exercise of the Warrants.

Total Number of Warrants...  500,000 Warrants, which when exercised would entitle the holders thereof to acquire an aggregate of 2,064,500 Warrant Shares. See "Description of Warrants."

Warrant Expiration Date....  February 15, 2004.

Exercise...................  Each Warrant entitles the holder thereof to purchase 4.129 shares of Common Stock of GTL at an exercise price of $34.7875 per share. The number of shares of Common Stock for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. The Warrants will be exercisable on or after February 19, 1998.

Listing of Common Stock....  The Common Stock currently trades on the NNM under the symbol GSTRF.

Warrant Funding
Agreement..................  GTL has entered into the Warrant Funding Agreement with Globalstar pursuant to which GTL paid the net proceeds it received from the sale of the Warrants to Globalstar in consideration for Globalstar's commitment to issue Globalstar partnership interests as described below. The Warrant Funding Agreement provides that upon the exercise of any Warrant, GTL will purchase from Globalstar, and Globalstar will sell to GTL, a number of partnership interests equal to the number of Warrant Shares issuable upon such exercise for a purchase price equal to the exercise price of such Warrant.

Registration Rights........  GTL is required under the Warrant Agreement to cause this Registration Statement to remain effective until the earlier of (i) such time as all the Warrants have been exercised and (ii) February 15, 2004.

Use of Proceeds............  GTL will not receive any proceeds from the sale of the Securities. All proceeds will be received by the Selling Holders.

                              RECENT DEVELOPMENTS


     GTL is a Bermuda company that acts as a general partner of Globalstar. Globalstar is building and preparing to launch and operate a low-earth orbit satellite-based telecommunications system (the "Globalstar System"). As of July 11, 1997, each of the elements of the Globalstar System -- space and ground segments, digital communications technology, user terminal supply, service provider arrangements and licensing -- is on schedule to begin launching satellites in the second half of 1997, to commence commercial operations in the second half of 1998 and to have a full constellation of 48 satellites operational in the first quarter of 1999.



          Space Segment. The first Globalstar satellite has been fully-assembled and is now in pre-flight testing, and another four satellites are currently being assembled. Production is proceeding for the remaining satellites to meet the scheduled operations date. Three different launch providers have signed definitive agreements for the launch of the Globalstar satellite constellation, providing a variety of launch options and considerable launch flexibility. Mission operations preparations and launch vehicle production and dispenser development are on schedule. McDonnell-Douglas has arranged its launch schedule so as to provide Globalstar with a firm launch date of December 4, 1997 for Globalstar's first launch aboard a Delta II rocket.



          Ground Segment. The first four Globalstar gateways, which are currently in advanced development and are to be located in Australia, France, South Korea and the United States, are currently under construction. These gateways will support Globalstar's data network, monitor the initial launch and orbital placement of Globalstar's first satellites, and serve as prototypes for production gateways that will support Globalstar service. Globalstar's partners have placed purchase orders for 35 gateways under contracts totaling approximately $275 million. In addition, Globalstar's satellite operations control center facility has been completed.


          Digital Communications Technology. QUALCOMM Incorporated's ("Qualcomm") Code Division Multiple Access ("CDMA") technology has now been successfully deployed in South Korea, Hong Kong and cities in the United States supporting terrestrial personal communications services and digital cellular service, and its CDMA implementation for Globalstar has been successfully demonstrated in a simulated satellite environment. This demonstration validated Globalstar's encoding, modulation, control software, time and frequency distribution and up/down links between satellites and handsets.

          User Terminal Supply. Qualcomm/Sony and two other manufacturers, L.M. Ericsson and TELITAL S.r.L, are developing Globalstar's user terminals and production orders are expected to be issued in the second half of 1997.

          Service Providers. Globalstar and its partners have been seeking alliances with service providers throughout the world and have entered into a number of agreements in specific territories. Globalstar believes that these relationships with in-country service providers will facilitate the granting of local regulatory approvals -- particularly where the service provider and the licensing authority are one and the same -- as well as provide local marketing and technical expertise.


          Licensing. In January 1995, the Federal Communications Commission ("FCC") granted authority for the construction, launch and operation of the Globalstar System and assigned spectrum for its user links. Later that year, the 1995 World Radiocommunication Conference allocated feeder link spectrum on an international basis for mobile satellite services ("MSS") systems such as Globalstar, and in November 1996 the FCC authorized Globalstar's feeder links.



     Globalstar's current budget for the cost for the design, construction and deployment of the Globalstar System, including working capital, cash interest on anticipated borrowings and operating expenses is approximately $2.5 billion. Globalstar has recently added enhanced capabilities and additional test requirements and has experienced cost growth in the development of the ground system, the final cost impact of which is under assessment. Globalstar, however, does not expect such cost growth to increase the budget for the project by more than five percent. Globalstar has raised or received commitments for approximately $2.3 billion in equity, debt and vendor financing, which represents approximately 91% of its current budget for completion of the Globalstar System and commencement of worldwide operations.



     In addition, Globalstar has agreed to purchase from Space Systems/Loral, Inc. ("SS/L") eight additional spare satellites at a cost estimated at $175 million. Further, in order to accelerate the deployment of gateways around the world, Globalstar has agreed to finance approximately $80 million of the cost of up to 32 of the 35 gateways ordered by Globalstar service providers. Globalstar expects to recover its investment in this gateway financing program from resale of the gateways to service providers.

                                  RISK FACTORS

     Investors should consider the following risk factors and the risk factors set forth in GTL's Form 10-K under "Certain Factors that May Affect Future Results," which report is incorporated herein by reference, in addition to the other information contained in this Prospectus, in evaluating whether to purchase the Securities.

     Controlling Person. Globalstar is managed by a committee, a majority of whose members are Loral designated. The independent representatives on the committee, however, have the right to pass upon certain matters before any decision to submit them to a vote of the partners and will have certain authority over the employment of senior officers of Globalstar.

     Change of Control of GTL and Reduction in Interest; Investment Company Act Considerations. If there is (i) a change of control of GTL when GTL owns less than 50% of the Globalstar partnership interests outstanding or (ii) a sale or other disposition of partnership interests by which the equity interest of GTL in Globalstar is reduced to less than 5%, which has not been approved by LQSS or by the partners of Globalstar, GTL will become a limited partner in Globalstar and will no longer appoint representatives to serve on the General Partners' committee. Certain other governance rights granted to GTL under Globalstar's partnership agreement will also be revoked, and GTL will enjoy only the rights of a limited partner in Globalstar. If GTL were to cease participation in the management of Globalstar, which would result if GTL were to undergo a change of control or a reduction in interest, its interest in Globalstar could be deemed an "investment security" for purposes of the Investment Company Act. In general, an entity is an "investment company" if, it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items). GTL's sole asset is its partnership interest in Globalstar. A determination that such investment was an investment security could result in GTL's being deemed to be an investment company under the Act and subject to its registration and other requirements. In order to register, GTL might be required to reincorporate in the U.S. and would be subject to U.S. tax on its worldwide income, subject to any applicable foreign tax credits. Globalstar intends to conduct its operations so as to avoid becoming an investment company under that Act.

     No Dividends; Holding Company Structure; General Partner Liability. GTL has not paid any dividends on its Common Stock, and Globalstar has not made any distributions on its ordinary partnership interests to its partners. Except for interest payments by GTL on GTL's 6 1/2% Convertible Preferred Equivalent Obligations due 2006 (the "CPEOs") and distribution payments by Globalstar on the redeemable preferred partnership interests (the "Preferred Partnership Interests") in Globalstar acquired by GTL in connection with its issuance of the CPEOs, GTL and Globalstar do not anticipate any such dividends or distributions before Globalstar's Full Constellation Date and positive cash flow, which is not expected before 1999. GTL may not pay dividends on its Common Stock while interest arrearages remain outstanding on its CPEOs. GTL's sole asset is its partnership interest in Globalstar. GTL has no independent means of generating revenues. Globalstar will pay GTL's operating expenses related to Globalstar; such expenses are not expected to be material. As a general partner of Globalstar, GTL is jointly and severally liable with the other general partner for its obligations to the extent Globalstar is unable to pay. To the extent permitted by law and agreements relating to indebtedness, Globalstar intends to distribute to its partners, including GTL, its net cash received from operations, less amounts required to repay outstanding indebtedness, pay distributions on the Preferred Partnership Interests, satisfy other liabilities and fund capital expenditures and contingencies (including funds required for design, construction and deployment of the second-generation satellite constellation). GTL intends to promptly distribute as dividends on its Common Stock the distributions made by Globalstar, less any amounts required for taxes, liabilities and contingencies.

     Rights of Shareholders under Bermuda Law. GTL is incorporated under the laws of the Islands of Bermuda. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of GTL's management, directors and controlling shareholders, and the rights of its shareholders are governed by Bermuda law and GTL's Memorandum of Association and Bye-Laws. Such principles may differ from those that would apply if GTL were incorporated in the United States. There is uncertainty as to whether the courts of Bermuda would enforce (i) United States court judgments obtained against GTL or its officers and directors resident in foreign countries predicated upon the civil liability provisions of United States securities laws or (ii) in original actions brought in Bermuda, liabilities against GTL or such persons predicated upon United States securities laws.

     Tax Considerations. Special U.S. tax rules apply to U.S. taxpayers who own stock in a "passive foreign investment company ("PFIC")." Although GTL believes that it will not become a PFIC, there is a risk that in the future it could. Then a U.S. shareholder would be subject at his election either to (i) a current tax on undistributed earnings or (ii) a tax deferral charge on certain distributions and on gains from a sale of shares of the Common Stock (which will be taxed as ordinary income).

     GTL expects that a significant portion of its income will not be subject to tax by the United States, Bermuda or by the countries from which it derives income. However, the extent to which certain foreign jurisdictions may require GTL to pay tax or to make payments in lieu of tax cannot be determined in advance. See "-- Change of Control of GTL and Reduction in Interest; Investment Company Act Considerations" and "Taxation."


     Shares Eligible for Future Sale. GTL has outstanding 30,632,972 shares of Common Stock. In addition, (i) 10,061,668 shares of Common Stock are issuable upon conversion of GTL's CPEOs, (ii) 2,064,500 shares of Common Stock will be issuable upon exercise of the Warrants offered hereby, (iii) 74,000,000 shares of Common Stock will be issuable upon exercise by the other partners in Globalstar of their rights to exchange their ordinary partnership interests for shares of Common Stock and (iv) 1,250,000 shares of Common Stock are reserved for issuance under a stock option plan. Sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur, could adversely affect the market price of the Common Stock.


     Volatility. The market price of the Common Stock has been volatile and the trading price of the Warrants may also be volatile. In particular, the trading prices of the common stock of many technology companies have reflected extreme price and volume fluctuations, which have at times been unrelated to operating performance. Factors such as announcements of fluctuations in Globalstar's or its competitors' operating results and market conditions for growth stocks or technology stocks in general could have a significant impact on the future trading price of the Common Stock or the Warrants. In particular, the trading price of the Warrants or the Common Stock could be subject to significant fluctuations in response to variations in Globalstar's prospects and operating results which could be affected by delays in the design, construction, deployment, customer acceptance and commercial operation of the Globalstar System, delays in obtaining service providers or regulatory approvals in particular countries, launch failures, general conditions in the telecommunications industry, regulation, international events, changes in interest rates and other factors. Such factors may have an adverse effect on the trading price of the Warrants or the Common Stock from time to time.

     Dilution. Globalstar expects to fund its remaining capital requirements from a combination of sources including debt issuance (which may include an equity component), exercise of warrants, financial support from the partners, service provider payments, service revenues from operations, payments from the sale of gateways and Globalstar Phones. Globalstar may, subject to certain preemptive and approval rights of its other partners, sell equity interests (either directly or through the issuance of warrants, or convertible debt securities), diluting the percentage ownership in Globalstar represented by the Warrant Shares. Issuing additional partnership interests to new or existing partners would dilute the ownership of other partners. The issuance of additional partnership interests at prices lower than the price at which GTL may purchase them would further dilute GTL. Ordinary partnership interests in Globalstar are convertible, over a period of years following the date on which Globalstar commences operations via a 48-satellite constellation and after at least two consecutive reported fiscal quarters of positive net income, into Common Stock, subject to certain restrictions, on a one-for-one basis, subject to adjustment. The antidilution provisions of the Warrants do not provide for adjustment in respect of issuances of Globalstar partnership interests. See "Description of Warrants -- Adjustments."

Absence of a Public Market for the Warrants.

     There is no public market for the Warrants and GTL does not intend to apply for listing of the Warrants on any national securities exchange or for quotation of the Warrants through the NNM. No assurance can be given as to the liquidity of the trading market for the Warrants or that an active public market for the Warrants will develop. If an active public market does not develop, the market price and liquidity of the Warrants may be adversely affected.

     The Warrants are not currently exercisable and will expire on February 15, 2004. A Warrantholder who fails to exercise his Warrants prior to expiration will lose all rights to acquire Common Stock. Prior to the exercise of the Warrants, the Warrantholders will not have any of the rights of the holders of Common Stock.

     In the event a bankruptcy or reorganization case is commenced by or against GTL, the claims of the Warrantholders would be subject to classification and allowances by the bankruptcy court and the Warrantholders may receive a lesser amount as a result of any such bankruptcy case than holders of Common Stock actually issued prior to such bankruptcy.

                                USE OF PROCEEDS


     There will be no proceeds to GTL from the sale of the Warrants by the Selling Holders. Upon the exercise of the Warrants, GTL will receive $34.7875 per share, or aggregate gross proceeds of $71,818,794, which it will use to purchase from Globalstar a number of ordinary partnership interests equal to the number of Warrant Shares issuable upon such exercise for a purchase price equal to the exercise price of such Warrants. Globalstar will use the proceeds from such sales of partnership interests to GTL for general corporate purposes. However, there can be no assurance that GTL or Globalstar will receive any proceeds from the exercise of the Warrants, as there is no assurance that any such Warrants will be exercised by the holders thereof.


                                SELLING HOLDERS

     The Warrants, as part of the Units, were originally issued and sold by GTL in February 1997 to Lehman Brothers Inc., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Unterberg Harris (the "Initial Purchasers") in a private placement, and were resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act in the United States to qualified institutional buyers (as defined in Rule 144A under the Securities Act), to certain accredited investors (as defined in Rule 501(a) under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell the Securities set forth below pursuant to this Prospectus.


     The following table sets forth as of July 11, 1997, the respective number of Warrants beneficially owned by each Selling Holder and the number of Warrant Shares issuable upon the conversion of such Selling Holder's Warrants. The term Selling Holders includes the holders listed below and the beneficial owners of the Securities and their transferees, pledgees, donees or other successors. Except as set forth below, other than as a result of the ownership of the Securities, none of the Selling Holders has, or within the past three years has had, any position, office or material relationship with GTL or any of its predecessors or affiliates. The table has been prepared based upon information furnished to GTL by or on behalf of the Selling Holders.



                                                                                         SECURITIES OWNED PRIOR TO
                                                                                               THE OFFERING
                                                                                         -------------------------
                                    SELLING HOLDERS                                      WARRANTS     COMMON STOCK
---------------------------------------------------------------------------------------  --------     ------------
Fidelity Summer Street Trust: Fidelity Capital & Income Fund...........................   10,000         41,290
Hudson River Trust High Yield (Investment).............................................    8,500         35,096
ACITM High Yield (Investment)..........................................................    8,000         33,032
J.P. Morgan & Co. Incorporated.........................................................    8,000         33,032
MAS Funds High Yield Portfolio.........................................................    7,390         30,512
NCRAM Client A.........................................................................    7,000         28,902
INVESCO Income Funds -- High Yield Fund................................................    6,750         27,870
T. Rowe Price High Yield Fund, Inc.....................................................    6,650         27,456

                                                                                         SECURITIES OWNED PRIOR TO
                                                                                               THE OFFERING
                                                                                         -------------------------
                                    SELLING HOLDERS                                      WARRANTS     COMMON STOCK
---------------------------------------------------------------------------------------  --------     ------------
Linchmen & Co..........................................................................    6,250         25,806
Putnam High Yield Advantage Fund.......................................................    6,250         25,806
Smith Barney High Income Fund..........................................................    6,250         25,806
Putnam High Yield Trust................................................................    6,135         25,330
Equitable Life Assurance Society of the United States Nonpar (Investment)..............    5,000         24,774
The Income Fund of America, Inc........................................................    5,500         22,308
The Bond Fund of America, Inc..........................................................    5,000         20,644
Minnesota Board of Investment..........................................................    5,000         20,644
OCM High Yield Trust...................................................................    4,960         20,478
Legg Mason Offshore High Yield.........................................................    4,850         20,024
American High Income Trust.............................................................    4,500         18,580
Smith Barney High Income Opportunity Fund..............................................    4,500         18,580
Breezebell & Co........................................................................    4,495         18,558
Delta Airlines Retirement Fund.........................................................    4,400         18,166
Putnam Diversified Income Trust........................................................    4,200         17,340
Funsten Asset Management Co............................................................    4,129         17,048
Fidelity Charles Street Trust: Fidelity Asset Manager..................................    4,020         16,598
Bank of Montreal.......................................................................    4,000         16,516
BEA Associates.........................................................................    3,500         14,450
ML CBO IV LTD..........................................................................    3,500         14,450
Bidwell & Company......................................................................    3,000         12,386
Legg Mason High Yield..................................................................    3,000         12,386
MMB Bank...............................................................................    3,000         12,386
Valarian Associates....................................................................    3,000         12,386
MSIF High Yield........................................................................    2,880         11,890
Chrysler Corporation Master Retirement Trust...........................................    2,665         11,002
Morgan Stanley High Yield Fund.........................................................    2,625         10,838
Smith Barney Managed High Income Portfolio.............................................    2,600         10,734
Pacific Mutual Life Insurance Co.......................................................    2,500         10,322
OCM High Yield Limited Partnership.....................................................    2,430         10,032
Societe Generale Securities Corporation................................................    2,250          9,290
BEPCO Retirement Plan..................................................................    2,000          8,258
Equitable Life Assurance Society of the United States Non Par High Yield
  (Investment).........................................................................    2,000          8,258
Global Diversified CBO, Ltd............................................................    2,000          8,258
Great American Life Insurance Company..................................................    2,000          8,258
Offense Group Associates, L.P..........................................................    2,000          8,258
State of Connecticut Combined Investment Funds.........................................    1,915          7,906
Spirit Investment Corp.................................................................    1,800          7,432
Al-Bank Al-Saudi Al-Alami Limited......................................................    1,750          7,224
Putnam Variable Trust -- Putnam VT High Yield Fund.....................................    1,740          7,184
Fidelity Charles Street Trust: Fidelity Asset Manager: Growth..........................    1,660          6,854
Great American Insurance Company.......................................................    1,500          6,192
Protective Life Insurance Co...........................................................    1,500          6,192
Morgan Stanley Offshore Investment Company -- High Yield Fund..........................    1,335          5,512
Pacific Mutual Life Insurance Co.......................................................    1,250          5,160
Trigon Insurance Company...............................................................    1,250          5,160
London Life Insurance Company..........................................................    1,230          5,078
Variable Insurance Products Funds II: Asset Manager Portfolios.........................    1,220          5,037
Putnam Premier Income Trust............................................................    1,215          5,016
Allmerican Investment Trust............................................................    1,210         26,396(1)
Morgan Stanley Worldwide High, Inc.....................................................    1,140          4,706
State Mutual Account A.................................................................    1,097         13,328(1)
Alliance Income Builder Fund (Investment)..............................................    1,000          4,128
American Variable Insurance Series High Yield Bond Fund................................    1,000          4,128
Boston Safe Deposit & Trust Co.........................................................    1,000          4,128
Huntington Trust Company...............................................................    1,000          4,128
Legg Mason Offshore Diversified........................................................    1,000          4,128
ML CBO (Cayman) Limited/ML CBO (Delaware) Corp.........................................    1,000          4,128
North Dakota High Yield................................................................    1,000          4,128

                                                                                         SECURITIES OWNED PRIOR TO
                                                                                               THE OFFERING
                                                                                         -------------------------
                                    SELLING HOLDERS                                      WARRANTS     COMMON STOCK
---------------------------------------------------------------------------------------  --------     ------------
Prospect Street High Income Portfolio Inc..............................................    1,000          4,128
Scudder High Yield Bond Fund...........................................................    1,000          4,128
Swiss Bank Corporation -- London Branch(2).............................................    1,000          4,128
Zenix High Income Fund.................................................................    1,000          4,128
Master Pension Trust of Pacific Telesis Group..........................................      995          4,108
Central Secured Investment.............................................................      955          3,942
Alexander Hamilton Capital Management, Inc.............................................      950          3,922
Citibank, N.A..........................................................................      950          3,922
Putnam High Yield Managed Trust........................................................      840          3,468
Central States, Southeast and Southwest Areas Pension Fund.............................      825          3,406
Dallas & Lois J. Wuethrich Rev. Trust..................................................      800          3,302
London Life Insurance Company 010 High Yield Bonds.....................................      700          2,890
Kayne, Anderson Offshore Limited.......................................................      650          2,682
San Diego Employee's Retirement Association............................................      635          2,620
Hughes Aircraft Company Master Retirement Trust........................................      595          2,456
Mellon Securities Trust Co.............................................................      550          2,270
Sunamerica Series Trust................................................................      510          2,104
American Variable Insurance Series Bond Fund...........................................      500          2,064
Barrington Partners....................................................................      500          2,064
Battery Park High Yield Fund...........................................................      500          2,064
City of New York Police Pension Fund, Article 2 (Investment)...........................      500          2,064
Cody Ltd...............................................................................      500          9,516(1)
Consolidated Healthcare, Inc...........................................................      500          2,064
Fidelity Management Trust Company......................................................      500          2,064
Goods & Co. ...........................................................................      500          2,064
Integon Life Insurance Company.........................................................      500          2,064
Inter-Oceanic Inv. Inc.................................................................      500          2,064
President and Fellows of Harvard College...............................................      500          2,064
Rigel Investments Corp.................................................................      500         18,516(1)
Southwestern Life Insurance Company....................................................      500          2,064
Teachers' Retirement System of the State of Illinois...................................      500          2,064
Travelers Series High Income Portfolio.................................................      500          2,064
United Companies Life Insurance Company................................................      500          2,064
Wyoming Ltd............................................................................      500          9,516(1)
Putnam Master Income Trust.............................................................      480          1,980
Richard King Mellon Foundation.........................................................      415          1,712
IDS Life Special Income Fund...........................................................      395          8,630(1)
Morgan Stanley Opportunity Bond Fund...................................................      380          1,568
Penn Services High Yield Bond Fund.....................................................      350          1,444
Howard Hughes Medical Institute........................................................      335          1,382
SSM Health Care........................................................................      310          1,278
Jose M. Blanes Gras....................................................................      300          1,238
Putnam Asset Allocation Funds -- Balanced Portfolio....................................      300          1,238
Putnam Variable Trust -- Putnam VT Diversified Income Fund.............................      300          1,238
Morgan Stanley High Yield Retail.......................................................      260          1,072
Ameritech Corporation Pension Plan.....................................................      250          1,032
Gole Inc...............................................................................      250          3,258(1)
INVESCO Variable Investment -- High Yield Fund.........................................      250          1,032
MAS Funds Multi Asset Class Portfolio..................................................      250          1,032
Ponte Vedra Partners, Ltd..............................................................      250          1,032
Putnam Income Fund.....................................................................      250          1,032
Shenkman Capital Management............................................................      250          1,032
Westwood Intermediate Bond Fund........................................................      250          1,032
Putnam Managed High Yield Trust........................................................      245          1,010
Dallas Employees' Retirement Fund......................................................      225            928
Putnam Master Intermediate Income Trust................................................      225            928
Elisa Inc..............................................................................      200          8,277(1)
The George Putnam Fund of Boston.......................................................      200            824
Infanta S.A............................................................................      200         13,825(1)
Millcross High Yield L.P...............................................................      200            824

                                                                                         SECURITIES OWNED PRIOR TO
                                                                                               THE OFFERING
                                                                                         -------------------------
                                    SELLING HOLDERS                                      WARRANTS     COMMON STOCK
---------------------------------------------------------------------------------------  --------     ------------
Nummus Productions Inc.................................................................      200          4,825(1)
Trigon Healthcare, Inc.................................................................      200            824
UPS Retirement Plan Trust..............................................................      200            824
William G. McGowan Charitable Fund, Inc................................................      200            824
ASPCA Pension Fund.....................................................................      150            618
Report Inc.............................................................................      150          2,619(1)
12/23/70 TR Honore T. Wamsler et al....................................................      150            618
USA High Yield Portfolio...............................................................      150            618
Variable Insurance Products Funds II: Asset Manager Growth Portfolio...................      150            618
New York University....................................................................      140            578
Southern Farm Bureau Life Insurance Company............................................      130            536
Putnam Diversified Income Trust II.....................................................      120            494
Putnam High Income Convertible and Bond Fund...........................................      120            494
Putnam Convertible Opportunities and Income Trust......................................      115            474
Putnam Funds Trust -- Putnam High Yield Total Return Fund..............................      110            454
Abbott Laboratories Annuity Retirement Plan............................................      100            412
Dr. Javier Barz-Manero.................................................................      100          3,812(1)
E.L.C.A. Board of Pensions.............................................................      100            412
Fidelity Asset Manager Fund............................................................      100            412
Helm Foundation........................................................................      100            412
Honore T. Wamsler Grantor Trust........................................................      100            412
Rosfamsa...............................................................................      100            412
Arthur Frumkes Iserprofit..............................................................       60            247
Arthur Frumkes IRA.....................................................................       20             82
Kapor Family Foundation................................................................      100            412
Putnam Asset Allocation Funds -- Growth Portfolio......................................      100            412
Sun Trust Bank.........................................................................      100            412
Tair Ltd...............................................................................      100            412
USE&G Pacholder Fund, Inc..............................................................      100            412
Employees Retirement Plan of Agway, Inc................................................       90            370
Putnam Asset Allocation Funds -- Conservative Portfolio................................       90            370
Putnam High Yield Fixed Income Trust (DBT).............................................       90            370
Putnam Variable Trust -- Putnam VT Global Asset Allocation Fund........................       80            330
Dr. Arthur Stratton....................................................................       50            206
C.L. Jackson...........................................................................       50            206
Caroline Wamsler Grantor Trust.........................................................       50            206
Daniel D. Jackson Qualified PR/SH......................................................       50            206
David Welles IRA Rollover..............................................................       50            206
Donald N. Martin IRA Rollover..........................................................       50            206
E.C. Kenyon Construction Company Profit Sharing Plan...................................       50            206
Fletcher Industries, Inc. Employees' Profit Sharing Plan...............................       50            206
Franklin C. McRoberts, Jr..............................................................       50            103
Glora Bee Helm IRA.....................................................................       50            103
Glora Bee Helm Non-exempt Marital Trust................................................       50            103
Irene Wamsler-Snow Grantor Trust.......................................................       50            103
Jane H. Perkins Trust U/A 12/15/76.....................................................       50            103
Joanne T. Pao..........................................................................       50            103
Kenneth C. Bates IRA Rollover..........................................................       50            103
Lincoln National Global Asset Allocation Fund, Inc. ...................................       50            103
Paul J. Leach..........................................................................       50            103
Pauline W. Joerger/Albert G. Joerger...................................................       50            103
Peter A. Massamiso IRA.................................................................       50            103
Richard and Johanna Harrison Jt. Ten...................................................       50            103
RWH/HRH TR FBO Pamela Howard Gumprecht.................................................       50            103
The Stepping Stones Foundation.........................................................       50            103
Sue Ling Gin McGowan...................................................................       50            103
Susanne Wamsler Redetzki Grantor Trust.................................................       50            103
Theodore H. Barth Foundation...........................................................       50            103
TR U/A DTD 1/28/81 FBO Bettina Wamsler.................................................       50            103
TRST 1 U/W HPD F/B/O Kathleen Devries..................................................       50            103

                                                                                         SECURITIES OWNED PRIOR TO
                                                                                               THE OFFERING
                                                                                         -------------------------
                                    SELLING HOLDERS                                      WARRANTS     COMMON STOCK
---------------------------------------------------------------------------------------  --------     ------------
Usenix Assoc. Endowment Fund...........................................................       50            103
AST Putnam Balanced Portfolio..........................................................       45             92
Mark and Paula Gallagher...............................................................       40             82
Putnam Balanced Retirement Fund........................................................       40             82
Putnam Diversified Income Portfolio/Smith Barney/Travelers Series Fund.................       40             82
Dana Farber Cancer Institute...........................................................       35             72
Arthur Bernstein IRA Rollover..........................................................       25             51
Capital Asset Trust....................................................................       25             51
David M. Stoner and Diane Stoner Jt. ..................................................       25             51
Irving Engel IRA Rollover..............................................................       25             51
J. Bradley Cumings, III................................................................       25             51
James J. Verrani.......................................................................       25             51
Joan Cumings Francis...................................................................       25             51
Josephine Baxxer Trust.................................................................       25             51
Mary V. Colmore........................................................................       25             51
Ogden White IRA Rollover...............................................................       25             51
Sandor Engel IRA Rollover..............................................................       25             51
Sheldon Bernstein IRA Rollover.........................................................       25             51
TST F/B/O Lincoln Paine................................................................       25             51
TST F/B/O Paine, Victoria and Madeleine................................................       25             51
William Moss Revocable Living Trust....................................................       25             51
William Moss Rev. Living TR -- Custody.................................................       25             51
Thierry Leroy..........................................................................       20             41
12/07/92 McNeil Trust..................................................................       20             41
12/07/92 Gallagher Trust...............................................................       20             41
Putnam Equity Income Fund..............................................................       15             30
BayReef & Co. .........................................................................        5             10

---------------
(1) Includes Common Stock beneficially owned by such Selling Holder.


(2) S.G. Warburg, an affiliate of Swiss Bank Corporation, was a co-lead manager for GTL in its initial public offering in January 1995.


     The information concerning the Selling Holders may change from time to time. If required, such changes will be set forth in Prospectus Supplements. The per share conversion price and, therefore, the number of shares of Common Stock issuable upon conversion of the Warrants, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of Warrants may increase or decrease. Because the Selling Holders may offer all or some portion of the Securities pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of Securities, no estimate can be given as to the amount of Securities that will be held by the Selling Holders upon termination of this offering.

                              PLAN OF DISTRIBUTION

     The Warrants offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Warrants, for whom they may act as agent. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of the Warrants may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Warrants by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Warrants offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders or by agreement between the Selling Holders and underwriters and dealers who may receive fees or commissions in connection therewith. The sale of the Warrants may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Warrants may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Warrants is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Warrants being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     The outstanding Common Stock is listed on the NNM, and GTL has applied for listing the Warrant Shares on the NNM. GTL does not intend to apply for listing of the Warrants on any securities exchange or authorization for quotation of the Warrants on any quotation system. There is no assurance as to the development or liquidity of any trading market that may develop for the Warrants.

     To comply with the securities laws of certain jurisdictions, if applicable, the Warrants will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Pursuant to the Warrant Agreement, all expenses of the registration of the Securities will be paid by GTL, including, without limitation, Commission filing fees; provided, however, that the Selling Holders will pay all underwriting discounts, selling commissions and related fees, if any. Holders of Securities and GTL have agreed to indemnify each other against certain liabilities, including certain liabilities arising under the Securities Act.

     The Warrant Shares offered hereby are offered upon exercise of the Warrants. The offering of the Warrant Shares will terminate upon the earlier of
(i) such time as all the Warrants have been exercised and (ii) February 15, 2004.

                            DESCRIPTION OF WARRANTS

     The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") between GTL and The Bank of New York, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below. Capitalized terms used in this Description of Warrants and not otherwise defined herein have the meanings ascribed to such terms in the Warrant Agreement. A copy of the form of Warrant Agreement may be obtained by contacting Globalstar at 3200 Zanker Road, P.O. Box 640670, San Jose, California 95164-0670, Attention: Stephen C. Wright.

GENERAL


     Each Warrant, when exercised, will entitle the holder thereof to receive
4.129 fully paid and non-assessable shares of Common Stock of GTL (the "Warrant Shares") at an exercise price of $34.7875 per share (the "Exercise Price"). The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances described below.


     The Warrant Funding Agreement provides that upon the exercise of any Warrant, GTL will purchase from Globalstar, and Globalstar will sell to GTL, a number of ordinary partnership interests equal to the number of shares of Common Stock issuable upon such exercise for a purchase price equal to the exercise price of such Warrant.

     The Warrants may be exercised at any time after February 19, 1998; provided, however, that holders of Warrants will be able to exercise their Warrants only if this Registration Statement is effective or the exercise of the Warrants is exempt from the registration requirements of the Securities Act, and the Warrants and the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, the Warrants will expire on February 15, 2004 (the "Expiration Date"). GTL will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If GTL fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. The Warrants trade separately from the Notes commencing on the date hereof.


     In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related registered certificate issued by GTL representing the Warrants (the "Warrant Certificate") with the accompanying form of election to purchase properly completed and executed, and to pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by GTL for such purpose or (ii) without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Upon surrender of the Warrant Certificate and payment of the Exercise Price, GTL will deliver or cause to be delivered to or upon the written order of such holder, a stock certificate representing 4.129 shares of Common Stock of GTL for each Warrant evidenced by such Warrant Certificate, subject to adjustment as described herein. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. No fractional shares of Common Stock will be issued upon exercise of the Warrants. GTL will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the Current Market Value of any such fractional share of Common Stock.


     The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of GTL in respect of any stockholders meeting for the election of directors of GTL or any other purpose, or to exercise any other rights whatsoever as stockholders of GTL.

     Certificates for Warrants will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. GTL may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

     In the event a bankruptcy or reorganization is commenced by or against GTL, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by GTL with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

ADJUSTMENTS

     The number of shares of Common Stock of GTL issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain circumstances, including:

          (i) the payment by GTL of dividends and other distributions on its Common Stock payable in Common Stock or other equity interests of GTL;

          (ii) subdivisions, combinations and certain reclassifications of the Common Stock of GTL;

          (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for additional shares of Common Stock, or of securities convertible into or exercisable or exchangeable for additional shares of Common Stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the current market value per share of Common Stock;

          (iv) the distribution to all holders of Common Stock of any assets of GTL (including cash), debt securities of GTL or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

          (v) the issuance of shares of Common Stock for a consideration per share which is less than the current market value per share of Common Stock; and

          (vi) the issuance of securities convertible into or exercisable or exchangeable for Common Stock for a conversion, exercise or exchange price per share which is less than the current market value per share of Common Stock.

     Notwithstanding clauses (i) through (vi) above, no such adjustment shall be made, directly or indirectly, as a direct or indirect result of the offering of GTL Rights (or any exercise thereof), the acceleration or exercise of the GTL Guarantee Warrants or the issuance or other distribution of partnership interests by Globalstar. In addition, the events described in clauses (i) and
(vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Common Stock pursuant to employee stock incentive plans.

     No adjustment in the Exercise Price will be required unless such adjustment would result in an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, GTL may at any time reduce the Exercise Price (but not to an amount that is less than the par value of the Common Stock) for any period of time (but not less than 20 business days) as deemed appropriate by the Board of Directors of GTL.

     In case of certain consolidations or mergers of GTL, or the sale of all or substantially all of the assets of GTL to another Person, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto. However, if (i) GTL consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of GTL, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of GTL, GTL must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.

     In the event of a taxable distribution to holders of Common Stock of GTL which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

AMENDMENT

     Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding any Warrants held by GTL or any of its Affiliates). Notwithstanding the foregoing, from time to time, GTL and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect the rights of any holder. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.

REGISTRATION RIGHTS

     GTL is required under the Warrant Agreement to use its reasonable efforts to cause this Registration Statement to remain effective until the earlier of
(i) such time as all the Warrants have been exercised and (ii) February 15, 2004.

     Each holder of Warrants that sells such Warrants pursuant to this Registration Statement generally will be required to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Agreement which are applicable to such holder (including certain indemnification obligations).

     During any consecutive 365-day period, GTL shall be entitled to suspend the availability of the Registration Statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration Date) if the Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; provided, however, that in no event shall GTL be required to disclose the business purpose for such suspension if GTL determines in good faith that such business purpose must remain confidential. There can be no assurance that GTL will be able to keep this Registration Statement continuously effective until all of the Warrants have been exercised or have expired.

                                    TAXATION

     The following discussion is a summary of certain material federal income tax considerations relevant to the acquisition, ownership and disposition of the Warrants and the Warrant Shares by holders acquiring Warrants and Warrant Shares. This does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders. The discussion does not include the special rules that may apply to certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), and does not address the tax consequences of the laws of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change and any such change could affect the continuing validity of this discussion. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Warrants and the Warrant Shares or that any such IRS position would not be sustained. This discussion applies only to a holder that will hold Warrants and Warrant Shares as "capital assets" within the meaning of
Section 1221 of the Code.

     EACH PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE WARRANTS AND WARRANT SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE OR FOREIGN INCOME AND OTHER TAX LAWS.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

     This section discusses certain rules applicable to a holder of Warrants and Warrant Shares that is a United States Holder. For purposes of this discussion, a "United States Holder" means a holder of Warrants or Warrant Shares who or which is (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia), (iii) an estate or trust described in Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis.

TAX TREATMENT OF THE WARRANTS

     A holder of a Warrant will recognize gain or loss upon the sale or other taxable disposition of a Warrant in an amount equal to the difference between the amount of cash and fair market value of property received and the holder's adjusted tax basis in the Warrant. Such gain or loss generally will be capital gain or loss if the gain or loss from a taxable disposition of Common Stock received upon exercise of a Warrant would be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Warrant for more than one year.

     In general, upon redemption or repurchase by GTL of the Warrants, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption or repurchase and the holder's adjusted tax basis in such Warrants.

     The exercise of a Warrant will not result in a taxable event to the holder of a Warrant (except (i) with respect to the receipt of cash in lieu of a fractional share of Common Stock or (ii) subject to the discussion below, where another Warrant is surrendered in payment of all or part of the exercise price). The receipt of cash in lieu of a fractional share of Common Stock will be taxable as if the fractional share had been issued and then redeemed for cash. As a result, a holder would recognize gain or loss in an amount equal to the difference between the amount of cash received for the fractional share and the holder's tax basis (described below) in the fractional share. It is unclear whether a Cashless Exercise will result in the recognition of gain to the holder in an amount equal to the excess of (i) the value of the Warrant Shares received (plus any cash received in lieu of a fractional share) over (ii) the holder's adjusted tax basis in all of the Warrants surrendered pursuant to such exercise. Accordingly, holders should consult with their own tax advisors before exercising the Warrants in such manner.

     A holder's federal income tax basis in the Common Stock received upon exercise of a Warrant (including any fractional share interest) will be equal to the sum of the holder's federal income tax basis in the Warrant immediately prior to exercise plus (i) the amount of any cash paid upon exercise, (ii) the holder's adjusted tax basis at the time of exercise in all or any portion of a Warrant surrendered in payment of the exercise price, and (iii) the amount of any gain or other income recognized as a result of using such Warrant to pay all or part of the exercise price. The holder's holding period for the Common Stock (including any fractional share interest) would begin on the day after the date of exercise.

     Upon the expiration of an unexercised Warrant, a holder will generally recognize a capital loss equal to the adjusted tax basis of such Warrant. Such loss generally will be long-term capital loss if the holder has held the Warrant for more than one year.

     An adjustment in the exercise price or conversion ratio with respect to the Warrants made pursuant to the anti-dilution provisions of the Warrants may, in certain circumstances, result in constructive distributions to the holders of the Warrants which could be taxable as dividends to the holders under section 305 of the Code.

A holder's federal income tax basis in a Warrant would generally be increased by the amount of any such dividend.

OTHER UNITED STATES TAX CONSIDERATIONS

     Taxation of GTL. GTL is a foreign corporation established for the sole purpose of acquiring and holding a partnership interest in Globalstar, a Delaware limited partnership. GTL's tax consequences will result from its status as a partner in Globalstar. As a partnership, Globalstar itself will not be subject to federal income taxation. Generally, its partners will be taxed as if they directly expended their share of Globalstar expenditures and directly realized their share of Globalstar income. GTL expects, based on Globalstar's description of its proposed activities, that most of GTL's income will be from sources outside the United States and that such income will not be effectively connected with the conduct of a trade or business within the United States ("Foreign Income"). Thus, there generally will be no U.S. taxes on GTL's share of Globalstar's Foreign Income. The Internal Revenue Service may disagree and/or promulgate regulations that would recharacterize a substantial portion of GTL's share of Globalstar's income as from U.S. sources and/or as effectively connected with the conduct by GTL of a trade or business in the United States so as to subject that income to regular U.S. income and branch profits taxes.

     GTL will be subject to U.S. tax at regular U.S. federal, state and local corporate rates on GTL's share of Globalstar's income which is effectively connected with the conduct of a trade or business in the United States ("U.S. Income"), and will be required to file federal, state and local income tax returns with respect to such U.S. Income. Globalstar is obligated to provide the information required for GTL to prepare its federal, state and local income tax returns. Globalstar intends to make pro rata cash distributions, to the extent of available funds, to all partners until the partners, such as GTL, have been distributed an amount sufficient to enable them to pay the federal, state and local income taxes on their share of Globalstar's U.S. Income. This requirement to distribute to partners for federal income taxes may be satisfied by a withholding tax payment made by Globalstar to the U.S. Treasury. The amount withheld may exceed the amount of GTL's federal income tax liability and GTL would then be entitled to seek a refund from the U.S. Treasury for the excess amount. In addition to the regular U.S. taxes, GTL will be subject to a United States branch profits tax (currently 30%) on actual or deemed withdrawals of its share of Globalstar's U.S. Income.

     The Notes issued with the Warrants as part of the Units are applicable high yield discount obligations ("AHYDOs") for U.S. Federal income tax purposes. As a result, GTL may not claim any deduction with respect to its allocable share of original issue discount on the Notes until payments in respect of such original issue discount are actually made, and in that case, only to the extent that any such original issue discount is attributable to GTL's share of Globalstar's U.S. Income.

     Taxation of Non-U.S. Investors in GTL. GTL expects that most of its income will be from sources outside the United States and will not be effectively connected with a U.S. trade or business. Thus, a holder who is not a United States Holder (a "Non-U.S. Holder") will not be subject to U.S. federal taxation on distributions received from GTL unless (i) those distributions are effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) 25% or more of GTL's gross income for the 3-year period ending with the close of GTL's taxable year preceding the declaration of a distribution was effectively connected with the conduct by GTL of a trade or business within the United States. In addition, such Non-U.S. Holder will not be subject to U.S. federal taxation on gains realized by such Non-U.S. Holder on a sale or exchange of shares of Common Stock unless (i) gain from the sale of such shares is (a) attributable to an office or fixed place of business maintained by such Non-U.S. Holder in the United States or (b) effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) in the case of an individual Non-U.S. Holder, such Non-U.S. Holder is present in The United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied. The determination of whether an investor is engaged in the conduct of a trade or business in the United States or whether the sale of an investor's shares of Common Stock is attributable to an office or fixed place of business of the investor in the United States depends on the facts and circumstances of each investor's case. Each prospective investor should consult with his own tax advisor to determine whether his distributions or gains will be subject to U.S. federal taxation.

     Taxation of United States Investors in GTL. Special rules apply to the taxation of a "passive foreign investment company" (a "PFIC"). A PFIC is a foreign corporation (i) 75% or more of whose income is passive or (ii) 50% or more of whose assets produce or are held to produce passive income. GTL believes that it has not been and will not become a PFIC. In particular, GTL expects to earn, through Globalstar, sufficient active business income to avoid PFIC status. However, Globalstar may earn passive income such as interest on working capital and royalties on certain intangibles. Furthermore, the extent and timing of Globalstar's active business income cannot be predicted with certainty.

     If GTL is or were to become a PFIC, a United States Holder would be subject to a tax-deferral charge on gains on a sale of shares of Common Stock and on certain "excess distributions" received from GTL, and such gains and excess distributions will be taxable at ordinary income rates, unless the United States Holder makes the QEF election described below. The amount of the charges will depend, in part, on the period during which the shareholders held their shares of Common Stock.

     If a United States Holder makes the qualified electing fund ("QEF") election provided in Section 1295 of the Code, the shareholder will be required to include its pro rata share of GTL's ordinary earnings and net capital gain in income for tax purposes for each taxable year (regardless of when or whether cash attributable to such income is actually distributed to such shareholder by
GTL). If the United States Holder makes a QEF election, the tax-deferral charge and ordinary income rules described in the preceding paragraph will not apply. Actual distributions out of amounts so included in income will not be taxable to the United States Holder. A United States Holder's tax basis in its shares of Common Stock will be increased by the amount so included and decreased by the amount of nontaxable distributions.

     The QEF election is effective only if certain required information is made available by GTL to the IRS. In the event GTL is characterized as a PFIC for federal income tax purposes, GTL will undertake to comply with the IRS information requirements necessary to permit United States Holder to make the election, and provide to each United States Holder information needed for the determination of such United States Holder's pro rata share of GTL's ordinary earnings and net capital gain.

     To the extent that GTL has undistributed current or accumulated earnings and profits, payment of a dividend on the Common Stock will be taxable dividend income to a United States Holder. Because GTL is not incorporated in the United States, the payments that are treated as dividends will not be eligible for the dividends received deduction.


BERMUDA TAX CONSIDERATIONS


     At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda company or its shareholders, other than shareholders ordinarily resident in Bermuda. GTL has obtained an assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to GTL or to any of its operations or to the shares, debentures or other obligations of GTL except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of GTL or any land leased or let to GTL. Therefore, there will be no Bermuda tax consequences with respect to the sale or exchange of GTL Stock or with respect to distributions in respect of the Common Stock. As an exempted company, GTL is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares.


TAX CONSIDERATIONS IN OTHER JURISDICTIONS


     Based upon its review of current tax laws, including applicable international tax treaties of certain countries that Globalstar believes to be among its significant potential markets, GTL expects that a significant portion of its worldwide income will not be subject to tax by the United States, Bermuda or by the countries from which it derives its income. However, to the extent that Globalstar bears a higher foreign tax because any particular partner (including GTL) is not subject to United States tax on its share of Globalstar's foreign income, the additional foreign tax will be specifically allocated to such partner and will reduce amounts distributed to such partner by Globalstar.

                                 LEGAL OPINIONS


     Certain United States tax matters described under "Taxation" will be passed upon for GTL by Willkie Farr & Gallagher, New York, New York, general counsel to GTL. Certain Bermuda tax matters described under "Taxation" and the validity of the Warrants and the Warrant Shares offered hereby will be passed upon for GTL by Appleby, Spurling & Kempe, Hamilton, Bermuda. As of July 11, 1997, partners and counsel in Willkie Farr & Gallagher beneficially owned approximately 42,000 shares of the Common Stock. Mr. Robert B. Hodes is of counsel to the law firm of Willkie Farr & Gallagher, and a Director of GTL and Loral and a member of the Audit and Executive Committees of the Boards of Directors of both GTL and Loral.


                                    EXPERTS

     The financial statements of GTL and Globalstar incorporated in this Prospectus by reference from GTL's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche LLP as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance on the reports of said firm given upon their authority as experts in auditing and accounting.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GTL, THE SELLING HOLDERS OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF GTL OR GLOBALSTAR SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
Available Information.................    i
Incorporation By Reference............    i
Forward-looking Statements............   ii
Prospectus Summary....................    1
Recent Developments...................    2
Risk Factors..........................    3
Use of Proceeds.......................    5
Selling Holders.......................    5
Plan of Distribution..................    9
Description of Warrants...............   10
Taxation..............................   13
Legal Opinions........................   17
Experts...............................   17


======================================================

======================================================

                                   GLOBALSTAR
                           TELECOMMUNICATIONS LIMITED

                                500,000 WARRANTS
                                  TO PURCHASE

                                2,064,500 SHARES

                                OF COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                                 JULY   , 1997

                          ---------------------------
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:


            SEC registration fee......................................   $ 21,764
            Nasdaq National Market listing fee........................     17,500
            Printing fees.............................................     50,000
            Legal fees and expenses...................................     50,000
            Blue Sky fees and expenses (including legal fees).........      5,000
            Accounting fees and expenses..............................     17,500
            Miscellaneous fees and expenses...........................      5,000
                                                                         --------
                 Total................................................   $166,764
                                                                         ========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Bermuda law permits a company to indemnify its directors and officers, except for any act of willful negligence, willful default, fraud or dishonesty. The Registrant has provided in its Bye-Laws that its directors and officers will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.

     Bermuda law and the Bye-Laws of the Registrant also permit the Registrant to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.

     The Registrant has entered into indemnification agreements with its officers and directors. To the extent permitted by law, the indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

     The Registrant maintains a directors' and officers' liability insurance policy.

ITEM 16.  EXHIBITS.


  EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBITS
----------- ----------------------------------------------------------------------------------
   5+   --  Opinion of Appleby, Spurling & Kempe.
   8.1+ --  Tax Opinion of Willkie Farr & Gallagher.
   8.2+ --  Tax Opinion of Appleby, Spurling & Kempe (included in their opinion filed as
            Exhibit 5).
  23.1+ --  Consent of Deloitte & Touche LLP.
  23.2+ --  Consent of Appleby, Spurling & Kempe (included in their opinion filed as Exhibit
            5).
  23.3+ --  Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
            8.1).
  24*   --  Powers of attorney (included in Signature Page).


---------------
 + Filed herewith.


 * Previously filed.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JULY 14, 1997.


                                          GLOBALSTAR TELECOMMUNICATIONS LIMITED


                                          By:                  *


                                            ------------------------------------
                                                     Michael B. Targoff
                                                       President and
                                                  Chief Operating Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   NAME                                     TITLE                      DATE
------------------------------------------  ----------------------------------------------------

                    *                       Chairman of the Board and Chief       July 14, 1997
------------------------------------------    Executive Officer (Principal
           Bernard L. Schwartz                Executive Officer)
                    *                       President, Chief Operating Officer and July 14, 1997
------------------------------------------    Director
            Michael B. Targoff

                    *                       Senior Vice President, Chief Financial July 14, 1997
------------------------------------------    Officer and Director (Principal
           Michael P. DeBlasio                Financial Officer)

                    *                       Director                              July 14, 1997
------------------------------------------
             Robert B. Hodes

                    *                       Director                              July 14, 1997
------------------------------------------
           Sir Ronald Grierson

                    *                       Director                              July 14, 1997
------------------------------------------
              E. John Peett

                    *                       Director                              July 14, 1997
------------------------------------------
             A. Robert Towbin

                    *                       Vice President and Controller         July 14, 1997
------------------------------------------    (Principal Accounting Officer)
              Harvey B. Rein



*By:     /s/ ERIC J. ZAHLER

     ------------------------------

             Eric J. Zahler


            Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBITS
----------- ----------------------------------------------------------------------------------
   5+   --  Opinion of Appleby, Spurling & Kempe.
   8.1+ --  Tax Opinion of Willkie Farr & Gallagher.
   8.2+ --  Tax Opinion of Appleby, Spurling & Kempe (included in their opinion filed as
            Exhibit 5).
  23.1+ --  Consent of Deloitte & Touche LLP.
  23.2+ --  Consent of Appleby, Spurling & Kempe (included in their opinion filed as Exhibit
            5).
  23.3+ --  Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
            8.1).
  24*   --  Powers of Attorney (included in Signature Page).


---------------
 + Filed herewith.


 * Previously filed.